Exhibit 10.6

$2,000,000,000

CREDIT AND GUARANTEE AGREEMENT

Dated as of July 17, 2015

among

PAYPAL HOLDINGS, INC.,

as the Borrower,

The Designated Borrowers from Time to Time Parties Hereto,

PAYPAL, INC.,

as the Subsidiary Guarantor,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

The Other Lenders Party Hereto,

DEUTSCHE BANK SECURITIES INC.,

BANK OF AMERICA, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents,

and

BNP PARIBAS,

CITIGROUP GLOBAL MARKETS INC.,

HSBC SECURITIES (USA) INC. and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Documentation Agents

J.P. MORGAN SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

WELLS FARGO SECURITIES, LLC,

As Joint Lead Arrangers and Joint Book Managers

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TABLE OF CONTENTS

(continued)

ARTICLE IV. CONDITIONS PRECEDENT		53

4.01	Conditions of Closing	53

4.02	Conditions to all Borrowings	54

4.03	Conditions to Initial Borrowings by each Designated Borrower	55

ARTICLE V. REPRESENTATIONS AND WARRANTIES		56

5.01	Existence, Qualification and Power	56

5.02	Authorization; No Contravention	56

5.03	Governmental Authorization; Other Consents	57

5.04	Binding Effect	57

5.05	Financial Statements; No Material Adverse Effect	57

5.06	Litigation	57

5.07	Ownership of Property	58

5.08	Taxes	58

5.09	ERISA Compliance; Foreign Plans	58

5.10	Margin Regulations; Investment Company Act	58

5.11	Disclosure	58

5.12	Intellectual Property; Licenses, Etc	59

5.13	Anti-Corruption Laws and Sanctions	59

ARTICLE VI. AFFIRMATIVE COVENANTS		59

6.01	Financial Statements	59

6.02	Certificates; Other Information	60

6.03	Notices	61

6.04	Payment of Taxes	61

6.05	Preservation of Existence, Etc	61

6.06	Maintenance of Properties	62

6.07	Maintenance of Insurance	62

6.08	Compliance with Laws	62

6.09	Books and Records	62

6.10	Use of Proceeds	62

6.11	Ownership of Designated Borrowers and the Subsidiary Guarantor	62

ARTICLE VII. NEGATIVE COVENANTS		62

7.01	Liens	63

7.02	Fundamental Changes; Acquisitions	65

7.03	Use of Proceeds	66

7.04	Financial Covenants	66

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		66

8.01	Events of Default	66

8.02	Remedies Upon Event of Default	68

8.03	Application of Funds	69

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TABLE OF CONTENTS

(continued)

ARTICLE IX. ADMINISTRATIVE AGENT		69

9.01	Appointment and Authority	69

9.02	Rights as a Lender	70

9.03	Exculpatory Provisions	70

9.04	Reliance by Administrative Agent	71

9.05	Delegation of Duties	71

9.06	Resignation of Administrative Agent	71

9.07	Non-Reliance on Administrative Agent and Other Lenders	72

9.08	No Other Duties, Etc	72

ARTICLE X. GUARANTY		72

10.01	Guarantee	72

10.02	No Subrogation	73

10.03	Amendments, etc. with respect to the Obligations	73

10.04	Guarantee Absolute and Unconditional	74

10.05	Reinstatement	75

10.06	Payments	75

10.07	Independent Obligations	75

ARTICLE XI. MISCELLANEOUS		75

11.01	Amendments, Etc.	75

11.02	Notices; Effectiveness; Electronic Communication	77

11.03	No Waiver; Cumulative Remedies	79

11.04	Expenses; Indemnity; Damage Waiver	79

11.05	Payments Set Aside	81

11.06	Successors and Assigns	81

11.07	Treatment of Certain Information; Confidentiality	85

11.08	Right of Setoff	86

11.09	Interest Rate Limitation	87

11.10	Counterparts; Integration; Effectiveness	87

11.11	Survival	87

11.12	Severability	87

11.13	Replacement of Lenders	88

11.14	Governing Law; Jurisdiction; Etc	88

11.15	Waiver of Jury Trial	89

11.16	No Advisory or Fiduciary Responsibility	89

11.17	USA PATRIOT Act Notice	90

11.18	Termination of Joinder Agreements	90

- iii -

SCHEDULES

2.01	Commitments and Applicable Percentages
7.01	Existing Liens
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	U.S. Tax Compliance Certificate
F	Joinder Agreement

- iv -

CREDIT AND GUARANTEE AGREEMENT

This CREDIT AND GUARANTEE AGREEMENT (“Agreement”) is entered into as of July 17, 2015, among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Designated Borrowers from time to time parties hereto, PAYPAL, INC., a Delaware corporation (the “Subsidiary Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR” means for any day a fluctuating rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5% and (c) the Eurocurrency Rate appearing as of such day (or, if such day is not a Business Day, as of the immediately preceding Business Day) on the relevant Bloomberg Financial Markets Service page in respect of a proposed Eurocurrency Rate Loan denominated in U.S. Dollars with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate, respectively.

“ABR Loan” means a Loan that bears interest based on the ABR. Each Swingline Loan shall be an ABR Loan.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Borrower).

“Actual Knowledge” means, with respect to any information or event, that a Responsible Officer of the Borrower has actual knowledge of such information or event.

“Additional Commitment Lender” has the meaning specified in Section 2.12(d).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent. It is understood that, without limiting the other provisions of this Agreement, the Administrative Agent may utilize the services of its Affiliates (including J.P. Morgan Europe Limited) in connection with administrative matters related to Agreed Currencies.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Currencies” means (a) U.S. Dollars, (b) Euro and (c) Pounds Sterling.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Jurisdiction” has the meaning specified in Section 11.04(a).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time; provided that in the case of Section 2.16 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Rate Loan, or with respect to the Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Rate”, “ABR Rate” or “Commitment Fee”, as the case may be, based upon the Index Debt Rating by Moody’s, S&P and/or Fitch, respectively, applicable on such date:

Applicable Rate

Index Debt Rating	Eurocurrency Rate	ABR Rate	Commitment Fee
Level I Index Debt Ratings of at least A- by S&P/A- by Fitch/A3 by Moody’s	1.00%	0.00%	0.10%
Level II Index Debt Ratings of at least BBB+ by S&P/ BBB+ by Fitch/Baa1 by Moody’s and not Level I	1.125%	0.125%	0.125%
Level III Index Debt Ratings of at least BBB by S&P/ BBB by Fitch/Baa2 by Moody’s and not Level I or II	1.25%	0.25%	0.15%
Level IV Index Debt Ratings of at least BBB- by S&P/ BBB- by Fitch/Baa3 by Moody’s and not Level I, II or III	1.50%	0.50%	0.20%
Level V Index Debt Ratings below Level IV	1.625%	0.625%	0.25%

Prior to the earlier of (i) five months after the Closing Date and (ii) the time the Borrower receives its first Index Debt Rating, the pricing shall be based on Level III status; provided that in the event the Borrower has not received its first Index Debt Rating by the date that is five months after the Closing Date, the Applicable Rate shall be based on Level V status until the Borrower receives its first Index Debt Rating.

For purposes of the foregoing pricing grid, (i) in the event that Index Debt Ratings are provided by all of Moody’s, Fitch and S&P, and such ratings shall fall within different Levels (A) if any two ratings are at the same Level, the Applicable Rate shall be based upon such Level and (B) if no two ratings are at the same Level, the Applicable Rate shall be based upon the Level which is in the middle of the distribution of the three ratings; (ii) in the event that Index Debt Ratings are provided by any two of Moody’s, Fitch and S&P, (A) if such ratings shall fall within the same Level, the Applicable Rate shall be based upon such Level, and (B) if such ratings shall fall within different Levels, the Applicable Rate shall be based on the higher of the two Levels unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level immediately below the Level of the higher of the two ratings; (iii) in the event that an Index Debt Rating is provided only by one of Moody’s, Fitch and S&P, the Applicable Rate shall be based on such Level; (iv) if at any time (other than the time prior to the Borrower receiving its first Index Debt Rating) the Borrower does not have an Index Debt Rating from any of S&P, Moody’s and Fitch, the Applicable Rate shall be based on Level V status; and (v) if the Index Debt Rating established by a rating agency shall be changed (other than as a result of a change in the rating system of such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 6.02 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any of the rating agencies shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, Deutsche Bank Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent (and the Borrower, in the case that the Borrower’s consent is required hereunder), in substantially the form of Exhibit D or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease and (c) in respect of any Securitization, an amount equal to (i) the outstanding principal amount of Indebtedness incurred at such time by the Securitization Subsidiary, or (ii) if the Securitization Subsidiary has incurred no such Indebtedness, the unrecovered purchase price of all accounts receivable (or interest therein) or other assets sold or transferred by such Securitization Subsidiary to the conduit entity or other credit provider relating to such Securitization.

“Audited Financial Statements” means the audited combined balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2014, and the related audited combined statements of income or operations, Stockholders’ Equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to, but not including, the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” means materials and/or information made available to the Lenders by the Administrative Agent or provided by or on behalf of the Borrower under this Agreement.

“Borrowing” means a borrowing consisting of (a) simultaneous Committed Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01 or (b) Swingline Loans.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City, New York or San Francisco, California; provided that (a) if such day relates to any Eurocurrency Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the applicable Agreed Currency in the London interbank market or (other than in respect of Borrowings denominated in U.S. Dollars or Euro) the principal financial center of such Agreed Currency, and (b) when used in connection with a Eurocurrency Rate Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro.

“Change in Law” means the occurrence, after the date of this Agreement or, with respect to any Issuing Bank or Lender, such later date on which such Issuing Bank or Lender becomes a party to this Agreement), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law)

by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which: any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commitment Fee” has the meaning specified in Section 2.07(a).

“Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms and conditions hereof. The aggregate original amount of the Commitments is $2,000,000,000.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or, with respect to a Swingline Loan, in such other form as the Administrative Agent shall approve.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Computation Date” has the meaning specified in Section 2.17.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) interest expense for such period, (b) depreciation and amortization expense (including amortization or impairment of Intangible Assets for Acquisitions or Dispositions), for such period, (c) income tax expense for such period, (d) non-cash charges or expenses related to equity plans or equity awards in such period, (e) payroll taxes on exercise of stock options or vesting of restricted stock units or other equity awards in such period, (f) impairment of goodwill in such period, (g) extraordinary losses from Acquisitions or Dispositions for such period, (h) any transaction expenses from Acquisitions or Dispositions for such period, and (i) non-cash restructuring charges and other non-cash exit and disposal costs during such period (provided that cash payments in respect of such restructuring charges and exit and disposal costs shall be deducted from Consolidated EBITDA when such payments are made), and minus the following to the extent included in calculating such Consolidated Net Income: (x) extraordinary gains from Acquisitions or Dispositions for such period and (y) any reversals of non-cash restructuring charges or other non-cash exit and disposal costs during such period; provided, however, that solely for the purpose of the computations of the Consolidated Interest Coverage Ratio or Consolidated Leverage Ratio, if an Acquisition or a Disposition shall have occurred during the relevant period, Consolidated EBITDA shall be calculated, at the option of the Borrower, on a pro forma basis in accordance with the SEC pro forma reporting rules under the Exchange Act, as if such Acquisition or Disposition, as applicable, occurred on the first day of the applicable period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters most recently ended to (b) Consolidated Interest Expense for the period of four fiscal quarters most recently ended.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to obligations in respect of capital leases and exclusive of any reduction or offset for interest income) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries and computed in accordance with GAAP; provided, however, that, solely for the purpose of the computations of the Consolidated Interest Coverage Ratio, if there has occurred an Acquisition or Disposition during the relevant period, Consolidated Interest Expense shall be calculated, at the option of the Borrower, on a pro forma basis in accordance with the SEC pro forma reporting rules under the Exchange Act, as if such Acquisition or Disposition, as applicable, occurred on the first day of the applicable period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four fiscal quarters ended on such date.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period and computed in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date on which the Borrower effects a transaction requiring such Consolidated Net Tangible Assets to be measured under this Agreement, the aggregate amount of assets (less applicable reserves) after deducting therefrom

(a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases, and (b) all Intangible Assets, to the extent included in said aggregate amount of assets, all as set forth in the most recent consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q (in each case as amended, if applicable) filed by the Borrower with the SEC or if, at such date, the Borrower shall have ceased filing such reports with the SEC, the Borrower’s then most recent consolidated annual or quarterly balance sheet prepared in accordance with GAAP.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness for borrowed money of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, each Issuing Bank or the Swingline Lender (and, for purposes of Section 2.18, each Lender).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Obligations, an interest rate equal to (i) the ABR plus (ii) the Applicable Rate, if any, applicable to ABR Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by a Credit Party, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to such Credit Party and the Administrative Agent or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Borrower” means each Subsidiary of the Borrower that becomes a party hereto pursuant to Section 4.03, until such time as the Borrower notifies the Administrative Agent in writing that it wishes to terminate such Subsidiary’s designation as a Designated Borrower, so long as, on the effective date of such termination, all Obligations of such Designated Borrower hereunder shall have been paid in full.

“Designated Borrower Closing Date” means, with respect to each Designated Borrower, the date on which the conditions precedent set forth in Section 4.03 shall have been satisfied in respect of such Designated Borrower.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agents” means BNP Paribas, Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Dollar Amount” of any currency at any date means (a) if such currency is U.S. Dollars, the amount of such currency, or (b) if such currency is a Foreign Currency, the equivalent in such currency of U.S. Dollars, calculated on the basis of the Exchange Rate for such currency on or as of the most recent Computation Date provided for in Section 2.17.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Equivalent Amount” of any currency with respect to any amount of U.S. Dollars at any date means the equivalent in such currency of such amount of U.S. Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m. London time on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the failure of the Borrower or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (f) the failure by the Borrower or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, or the appointment of a trustee to administer any Pension Plan or Multiemployer Plan pursuant to Section 4042 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” means the single currency of the participating member states of the European Union.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on the relevant Bloomberg Financial Markets Service page that displays such rate and, in the case of any Foreign Currency, the appropriate page of such service which displays ICE Benchmark Administration rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the applicable Agreed Currency in the London interbank market; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior (or, in the case of Loans denominated in Pounds Sterling, on the day of) to the commencement of such Interest Period, as the rate for deposits in the applicable Agreed Currency with a maturity comparable to such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period for any reason (an “Impacted Interest Period”) with respect to the applicable Agreed Currency, then the Eurocurrency Rate shall be the Interpolated Rate at such time, subject to Section 3.03; provided further that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in the applicable Agreed Currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable Agreed Currency) that exceeds the Impacted Interest Period, in each case, at such time, provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the relevant Reuters World Currency Page for such Foreign Currency (subject to delivery to the Borrower of a “screen shot” of such Reuters World Currency Page). In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (subject to delivery to the Borrower of a “screen shot” of such other service) or, in the event no such service is selected, such Exchange Rate shall instead be calculated (subject to delivery to the Borrower of a notice setting forth the basis for such calculation) on the basis of the arithmetical average of the spot exchange rates of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., London Time, on such date for the purchase of U.S. Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate (subject to delivery to the Borrower of a notice setting forth the basis for such determination), and such determination shall be conclusive absent manifest error.

“Excluded Earnout” means any obligations of the Borrower or any Subsidiary to pay additional consideration in connection with any Acquisition, if such additional consideration is payable (i) in capital stock or other equity interests or (ii) in cash or in capital stock or other equity interests (at the option of the Borrower or such Subsidiary).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder: (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or taxes imposed as a result of a present or former connection with such jurisdiction (other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, or engaged in any other transaction in accordance with the terms of this Agreement); (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located; (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Loan Party under Section 11.13), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 3.01(a); (d) in the case of a Foreign Lender who is an assignee (other than an assignee pursuant to a request by any Loan Party under Section 11.13) of a Loan made to a Loan Party, any withholding tax that is imposed on amounts payable to such Foreign Lender by such Loan Party at the time such Foreign Lender becomes a party hereto, except to the extent that such Foreign Lender’s assignor was entitled at such time to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 3.01(a); (e) any withholding tax attributable to a Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e); and (f) U.S. federal withholding taxes imposed pursuant to FATCA.

“Existing Maturity Date” has the meaning specified in Section 2.12(a).

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fitch” means Fitch, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by the Borrower or any Subsidiary.

“Foreign Currencies” means Agreed Currencies other than U.S. Dollars.

“Foreign Currency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by it, in the case of the Administrative Agent by notice to the Borrower, each Designated Borrower and each Lender.

“Foreign Lender” means, as to the Borrower, any Designated Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower or such Designated Borrower, as the case may be, is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Borrower or any Subsidiary.

“Foreign Plan Event” means, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or contingent or inchoate indemnity obligations in effect on the Closing Date or entered into in connection with any Acquisition or Disposition (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means collectively, the Borrower (but only with respect to any Obligations of any Designated Borrower) and the Subsidiary Guarantor.

“Increase Effective Date” has the meaning specified in Section 2.13(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person for borrowed money evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and other than any Excluded Earnout); (e) indebtedness secured by a Lien on property owned by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (it being understood that obligations secured by Liens of the type described in Section 7.01(f) shall not constitute Indebtedness under this clause (e)); (f) Attributable Indebtedness in respect of capital leases, Synthetic Lease Obligations and Securitizations (but excluding any operating leases required to be classified as debt under GAAP); and (g) all Guarantees of such Person in respect of any of the foregoing. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Index Debt Rating” means, for Moody’s, S&P or Fitch, its rating for senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than the Subsidiary Guarantor) or subject to any other credit enhancement or, if no such rating is available, (x) its public corporate family rating of the Borrower (in the case of Moody’s), (y) its public corporate rating of the Borrower (in the case of S&P) or (z) its corporate or other equivalent rating of the Borrower (in the case of Fitch).

“Information” has the meaning specified in Section 11.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Loan other than an ABR Loan, the last day of each Interest Period applicable to such Loan, and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower or the applicable Designated Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower or such Designated Borrower and available from all Lenders; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interpolated Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“IP Rights” has the meaning specified in Section 5.12.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Bank of America, N.A. and Wells Fargo Bank, National Association and any other Lender to be selected with such Lender’s consent from time to time by the Borrower in consultation with the Administrative Agent, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.15(i). An Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank acceptable to the Borrower, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means a joinder agreement entered into by a Designated Borrower in substantially the form of Exhibit F or any other form approved by the Administrative Agent and the Borrower.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Commitment” means, as to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit in an aggregate principal amount not to exceed (a) with respect to JPMorgan Chase Bank, N.A., $37,500,000, (b) with respect to Deutsche Bank AG New York Branch, $37,500,000, (c) with respect to Bank of America, N.A., $37,500,000 and (c) with respect to Wells Fargo Bank, National Association, $37,500,000. The LC Commitment of any Issuing Bank may be modified by written agreement between the Borrower and such Issuing Bank without consent of any other party thereto.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower and the applicable Designated Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.

“Lender” has the meaning specified in the introductory paragraph hereto. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower or any Designated Borrower under Article II of this Agreement. For the avoidance of doubt, the Loans shall include the Committed Loans and the Swingline Loans.

“Loan Documents” means this Agreement, any Notes and any Joinder Agreements that have not been terminated pursuant to Section 11.18.

“Loan Parties” means the Borrower, each Designated Borrower and the Subsidiary Guarantor.

“Local Time” means (a) in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars, New York City time, and (b) in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency, local time (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Maturity Date” means the later of (a) July 17, 2020 and (b) if maturity is extended pursuant to Section 2.12, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Moody’s” means Moody’s Investors Service, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Extending Lender” has the meaning specified in Section 2.12(b).

“Note” means a promissory note made by the Borrower in favor of a Lender requesting such a promissory note evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice Date” has the meaning specified in Section 2.12(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and/or the Designated Borrowers arising under any Loan Document or otherwise with respect to any Loan or reimbursement obligation of the Borrower and/or the Designated Borrowers in respect of a Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including, in the case of any Guarantor, its obligations pursuant to the guarantee contained in Article X).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of Committed Loans at such time after giving effect to any borrowings and prepayments or repayments of Committed Loans plus (b) its LC Exposure at such time plus (c) its Swingline Exposure at such time.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” has the meaning specified in Section 11.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means IntraLinks or another similar electronic system.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees agents and advisors of such Person and of such Person’s Affiliates.

“Release Condition Ratings” means an Index Debt Rating of the Borrower of at least two of the following: BBB+ by S&P, BBB+ by Fitch and Baa1 by Moody’s.

“Relevant Anniversary Date” has the meaning specified in Section 2.12(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed to be held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of any Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower (or, with respect to a Designated Borrower, of such Designated Borrower) so designated by any of the foregoing officers in the corporate banking resolutions delivered as of the Closing Date pursuant to Section 4.01(a)(iii) (or, with respect to a Designated Borrower, as of the applicable Designated Borrower Closing Date pursuant to Section 4.03(c)) to the Administrative Agent, and as modified from time to time to specify other authorized officers or employees, provided that a certified copy of such modified resolutions is promptly delivered to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“S&P” means Standard & Poor’s Financial Services LLC and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“Sale Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person with the intention of taking back a lease of such property.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, limited to Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Reports” means the annual, regular, periodic and special reports that the Borrower has filed with the SEC under Section 12, 13 or 15(d) of the Exchange Act prior to the date of this Agreement.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Securitization” means the securitization by the Borrower or any Subsidiary of accounts receivable or other assets.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Borrower created solely for purposes of effectuating a Securitization, the activities and assets of which are limited solely to such purpose and assets, and the Organization Documents of which contain customary bankruptcy-remote provisions.

“Significant Subsidiary” means, at any time, the Subsidiary Guarantor, any Designated Borrower or any other Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof. Such determination shall be made in relationship to the Borrower and its Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year on an annual basis at the time that the annual financial statements for the Borrower and its Subsidiaries are delivered pursuant to Section 6.01(a).

“Specified Indebtedness” has the meaning specified in Section 8.01(e).

“Spin-off” means the distribution of the shares of the Borrower to the shareholders of eBay Inc., pursuant to the Form 10 filed with the SEC on February 25, 2015 (as amended on April 9, 2015 and May 14, 2015 and as may be further amended prior to the date of this Agreement).

“Stockholders’ Equity” means, as of any date of determination, consolidated stockholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” has the meaning specified in the introductory paragraph hereto.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means, as to any Swingline Lender, the obligation of such Swingline Lender to make Swingline Loans in an aggregate principal amount not to exceed (a) with respect to JPMorgan Chase Bank, N.A., $150,000,000 and (b) with respect to any additional Swingline Lender, such amounts specified at the time of appointment of such Swingline Lender.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lender” means each of JPMorgan Chase Bank, N.A. and any other Lender to be selected with such Lender’s consent from time to time by the Borrower in consultation with the Administrative Agent, each in its capacity as a lender of Swingline Loans hereunder, and its successors in such capacity as provided in Section 2.14(f). Each reference herein to the Swingline Lender shall be deemed to be a reference to each of the Swingline Lenders and/or the applicable Swingline Lenders, as the context may require.

“Swingline Loan” means a Loan made pursuant to Section 2.14.

“Syndication Agents” means Deutsche Bank Securities Inc., Bank of America, N.A. and Wells Fargo Bank, National Association.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of real property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $200,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of each Lender.

“Type” means, with respect to a Committed Loan, its character as an ABR Loan or a Eurocurrency Rate Loan.

“United States” and “U.S.” mean the United States of America.

“U.S. Dollar” and “$” mean lawful money of the United States.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and the definitions of “Affiliate” and “Subsidiary” shall include Persons who shall meet the terms of such definitions, at any time, on and after the date hereof, (iii) the words “herein,” “hereof’ and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein).

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to Statement of Financial Accounting Standard No. 167 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) in Agreed Currencies to the Borrower or a Designated Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (x) the Dollar Amount of the Total Outstandings of the Lenders shall not exceed the Aggregate Commitments, and (y) the Dollar Amount of the Outstanding Amount of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower or a Designated Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Committed Loans may be ABR Loans or Eurocurrency Rate Loans, as further provided herein; provided that ABR Loans shall only be made in U.S. Dollars. Each Lender may, at its option, make any Committed Loan available to the Borrower or a Designated Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Committed Loan; provided that, any exercise of such option shall not affect the obligation of the Borrower or such Designated Borrower to repay such Committed Loan in accordance with the terms and subject to the conditions of this Agreement, and such Affiliate shall be treated as a Lender for purposes of this Agreement.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s or a Designated Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone in the case of Loans denominated in U.S. Dollars. Each such notice must be received by the Administrative Agent not later than 12:00 noon Local Time (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in U.S. Dollars or of any conversion of Eurocurrency Rate Loans denominated in U.S. Dollars to ABR Loans, (ii) three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in a Foreign Currency, and (iii) on the requested date of any Borrowing of ABR Loans; provided, however, that if the Borrower or such Designated Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 noon Local Time four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is available to all of them. Not later than 12:00 noon Local Time, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower or the applicable Designated Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower or a Designated Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower or such Designated Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in U.S. Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Commitments is less than $5,000,000, in multiples of $1,000,000. Each Borrowing or continuation of Eurocurrency Rate Loans denominated in a Foreign Currency shall be in a principal amount of the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $5,000,000 or a whole multiple of the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $1,000,000 or, if the remaining amount available under the Commitments is less than such minimum amount, in a whole multiple of the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $1,000,000. Each Borrowing of or conversion to ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Commitments is less than $5,000,000, in multiples of $1,000,000. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower or the applicable Designated Borrower is requesting a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period and the Agreed Currency with respect thereto. If the Borrower or the applicable Designated Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower or such Designated Borrower fails to give a timely notice requesting a conversion or continuation, then (i) in the case of a Borrowing denominated in U.S. Dollars, the applicable Committed Loans shall be made as, or converted to, ABR Loans and (ii) in the case of a Borrowing denominated in a Foreign Currency, such Borrowing shall be made as a Eurocurrency Rate Loan in the same Agreed Currency with an Interest Period of one month. Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower or a Designated Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower or the applicable Designated Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. Local Time on the Business Day specified in the applicable Committed Loan Notice; provided that Swingline Loans shall be made as provided in Section 2.14. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower or the applicable Designated Borrower, as applicable, in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower or such Designated Borrower, as applicable, on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower or such Designated Borrower; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.15(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans denominated in U.S. Dollars may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower or the applicable Designated Borrower, as applicable, and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower or the applicable Designated Borrower, as applicable, and the Lenders of any change in the Prime Rate used in determining the ABR promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

(f) This Section 2.02 shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.

2.03 Prepayments.

(a) The Borrower or a Designated Borrower may, upon notice to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender), at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon Pacific Time (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of ABR Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in U.S. Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in a Foreign Currency shall be in a principal amount of not less than the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $5,000,000 and in an whole multiple of the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $1,000,000; and (iv) any prepayment of ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower or a Designated Borrower, the Borrower or such Designated Borrower, as applicable, shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of the Total Outstandings (calculated, with respect to Loans and LC Exposure denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Loans and LC Exposure) exceeds the Aggregate Commitments, or (ii) solely as a result of fluctuations in currency exchange rates, the aggregate principal Dollar Amount of the Total Outstandings (so calculated), as of the most recent Computation Date, exceeds one hundred five percent (105%) of the Aggregate Commitments, the Borrower and/or the Designated Borrowers shall immediately repay Borrowings or cash collateralize LC Exposure in accordance with the procedures set forth in Section 2.15(j) in an aggregate principal amount sufficient to cause (x) the Dollar Amount of the Total Outstandings (so calculated) to be less than or equal to the Aggregate Commitments or (y) the Dollar Amount of the aggregate Outstanding Amounts of the Lenders in respect of the Commitments (so calculated) to be less than or equal to the total Commitments.

2.04 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon Pacific Time five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Dollar Amount of the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All interest and fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

2.05 Repayment of Loans. Each of the Borrower and the Designated Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding to it on such date. Each of the Borrower and the Designated Borrowers shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to it on the earlier of (i) the Maturity Date and (ii) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Borrowing is made, the Borrower or the applicable Designated Borrower, as applicable, shall repay all Swingline Loans made to it then outstanding. Repayments of Swingline Loans shall be applied to repay Swingline Loans in the chronological order in which such Swingline Loans were made (beginning with such longest outstanding Swingline Loans).

2.06 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each ABR Loan (including each Swingline Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR plus the Applicable Rate.

(b) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) If any amount (other than principal of any Loan) payable by the Borrower or a Designated Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) While any Event of Default exists, each of the Borrower and the Designated Borrowers shall pay interest on the principal amount of all outstanding Obligations owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings provided, that in calculating the Total Outstandings for this purpose, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and ending on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender, a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Rate Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which (x) such Lender’s Commitment terminates and (y) the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of (A) the date of termination of the Commitments and (B) the date on which there ceases to be any LC Exposure in respect of such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on such day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Other Fees. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(i) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d) Fees Generally. All fees payable hereunder shall be paid on the dates due, in U.S. Dollars, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.08 Computation of Interest and Fees. All computations of interest for ABR Loans when the ABR is determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day). All computations of interest for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of three hundred sixty-five (365) days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (including the first day but excluding the last day) (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is repaid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall promptly notify the Borrower or the applicable Designated Borrower, as applicable, and the relevant Lenders of the effective date and the amount of each such change in interest rate.

2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower or a Designated Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any of the Borrower and the Designated Borrowers hereunder to pay any amount owing by it with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each of the Borrower and the Designated Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower or a Designated Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by each of the Borrower and the Designated Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, (x) in the case of payments denominated in U.S. Dollars, at the Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. Local Time on the date specified herein and (y) in the case of payments denominated in a Foreign Currency, its Foreign Currency Payment Office for such Foreign Currency; provided that any payments to be made directly to each Issuing Bank or the Swingline Lender as expressly provided herein shall be made directly to the Persons entitled thereto. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein, including, in the case of prepayments of and interest on commitments, if the outstanding Committed Loans are not ratable in proportion to the Applicable Percentages, to each Lender ratable based on the amount owed to it) with respect to payments received in respect of the Commitments. All payments received by the Administrative Agent after 2:00 p.m. Local Time shall be deemed received on the next Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower or a Designated Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement, and all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars. Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing or LC Disbursement in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such Foreign Currency with the result that such Foreign Currency no longer exists or the Borrower or the applicable Designated Borrower, as the case may be, is not able to make payment to the Administrative Agent for the account of the Lenders in such Foreign Currency, then all payments to be made by the Borrower or such Designated Borrower hereunder in such Foreign Currency shall instead be made when due in a currency that replaced such Foreign Currency or, if no such replacement currency exists, in U.S. Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower or such Designated Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of ABR Loans, prior to 2:00 p.m., Local Time on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower or the applicable Designated Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower or the applicable Designated Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower or such Designated Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower or such Designated Borrower, the interest rate applicable to the applicable Loan or, if such payment is in U.S. Dollars, ABR Loans. If the Borrower or such Designated Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower or such Designated Borrower the amount of such interest paid by it for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing. Any payment by the Borrower or a Designated Borrower shall be without prejudice to any claim the Borrower or such Designated Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Payments by Borrower or any Designated Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower or the applicable Designated Borrower, as applicable, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower or such Designated Borrower will not make such payment, the Administrative Agent may assume that the Borrower or such Designated Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower or such Designated Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation. Any payment by any Lender pursuant to this clause (i) shall be without prejudice to any claim such Lender or the Administrative Agent may have against the Borrower or the applicable Designated Borrower, as applicable, for having failed to make such payment to the Administrative Agent.

A notice of the Administrative Agent to any Lender, the Borrower or any Designated Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower or the applicable Designated Borrower, as applicable, by the Administrative Agent because the conditions to the applicable Borrowings set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender within one Business Day, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a proportion of the aggregate amount of such Committed Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and participations in LC Disbursements and Swingline Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and participations in LC Disbursements and Swingline Loans and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each the Borrower and the Designated Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or such Designated Borrower in the amount of such participation.

2.12 Extension of Maturity Date.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 Business Days and not later than 35 Business Days prior to any anniversary of the Closing Date (each a “Relevant Anniversary Date”), request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date then in effect hereunder (the “Existing Maturity Date”); provided that the Borrower may not request such extension on more than two Relevant Anniversary Dates.

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 Business Days prior to the Relevant Anniversary Date and not later than the date (the “Notice Date”) that is 20 Business Days prior to the Relevant Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. Following any extension, the LC Exposure shall continue to be held ratably among the Lenders, but on the Maturity Date applicable to the Committed Loans of any Non-Extending Lender, the LC Exposure of such Non-Extending Lender shall be ratably reallocated, to the extent of the unused Commitments of the extending Lenders, to such extending Lenders (without regard to whether the conditions set forth in Section 4.02 can then be satisfied) and the Borrower and the applicable Designated Borrowers shall cash collateralize the balance of such LC Exposure in accordance with Section 2.15(j).

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 15 Business Days prior to the Relevant Anniversary Date (or, if such date is not a Business Day, on the immediately preceding Business Day).

(d) Additional Commitment Lenders. The Borrower shall have the right on or before the Relevant Anniversary Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Relevant Anniversary Date, undertake a Commitment of such Non-Extending Lender (and, if any such Additional Commitment Lender is already a Lender, its Commitment of such Non-Extending Lender shall be in addition to such Lender’s Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Relevant Anniversary Date, then, effective as of the Relevant Anniversary Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the immediately preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless: (i) no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; (ii) the representations and warranties contained in this Agreement that are qualified by materiality shall be true and correct on and as of the date of such extension and after giving effect thereto, and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such extension and after giving effect thereto, in each case as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, true and correct in all material respects as of such specific date (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) and, for purposes of this Section 2.12, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements delivered pursuant to clauses (a) and (b), respectively, of Section 6.01); and (iii) on the Relevant Anniversary Date of each Non-Extending Lender that has not been replaced as provided in Section 2.12(d), each of the Borrower and the Designated Borrowers shall prepay any Committed Loans outstanding to it on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep such outstanding Committed Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(g) Issuing Banks. Each Issuing Bank shall be deemed to be a Lender for purposes of this Section 2.12 with respect to the extension of its LC Commitment.

(h) Conflicting Provisions. This Section 2.12 shall supersede any provisions in Section 2.11 or 11.01 to the contrary.

2.13 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Commitments by an aggregate amount (for all such requests) not exceeding $500,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, and (ii) the Borrower may make a maximum of five such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent: Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Increase Effective Date and Allocations. If the Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase among the Lenders. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents that are qualified by materiality shall be true and correct on and as of the Increase Effective Date, and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof), and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements delivered pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default shall have occurred and be continuing on the date of such Increase Effective Date and after giving effect thereto. The Borrower and the Designated Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 11.01 to the contrary.

2.14 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, each Swingline Lender severally agrees to make Swingline Loans to the Borrower or a Designated Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $150,000,000, (ii) the Total Outstandings exceeding the Aggregate Commitments and (iii) the sum of (x) the Swingline Exposure of such Swingline Lender (in its capacity as a Swingline Lender and a Revolving Lender), (y) the aggregate principal amount of outstanding Committed Loans made by such Swingline Lender (in its capacity as a Lender) and (z) the LC Exposure of such Swingline Lender (in its capacity as a Lender) exceeding such Lender’s Commitment then in effect; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Loan shall (unless otherwise agreed by the applicable Swingline Lender) be in an amount that is a whole multiple of $1,000,000 and not less than $10,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower or a Designated Borrower may borrow, prepay and reborrow Swingline Loans. Swingline Loans shall be denominated in U.S. Dollars.

(b) To request a Swingline Loan, the Borrower or a Designated Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), or pursuant to other procedures agreed to by the Administrative Agent, not later than 3:00 p.m., New York City time (or such other time as may be acceptable to the Administrative Agent and the applicable Swingline Lender), on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the applicable Swingline Lender; provided that no Swingline Lender shall be required to make a Swingline Loan in excess of the amount permitted under Section 2.14(a). The Administrative Agent will promptly advise (and in no event later than 4:00 p.m. New York City time) the applicable Swingline Lender of any such notice received from the Borrower or a Designated Borrower. The applicable Swingline Lender shall make Swingline Loans available to the Borrower or a Designated Borrower by means of a credit to an account designated by the Borrower or such Designated Borrower, as applicable, reasonably acceptable to the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.15(e), by remittance to the applicable Issuing Bank) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The failure of any Swingline Lender to make its portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(d) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.10 with respect to Loans made by such Lender (and Section 2.10 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower and any applicable Designated Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower or a Designated Borrower (or other party on behalf of the Borrower or a Designated Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent, and any such amounts so received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that have made their payments pursuant to this paragraph and to the Swingline Lender, as applicable; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower or an applicable Designated Borrower, as applicable, for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower or any Designated Borrower of any default in the payment thereof.

(e) The Swingline Lender shall not be required to make any Swingline Loan after the Maturity Date as applicable to its Committed Loans, and any Swingline Loans outstanding on the Maturity Date of the Committed Loans of any Lender shall be prepaid on such date.

(f) Replacement of the Swingline Lender. The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender or in accordance with Section 11.13. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower and each applicable Designated Borrower shall repay all outstanding Swingline Loans in accordance with Section 2.05. From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to the Swingline Loans to be made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such replacement, but shall not be required to make any new Swingline Loans.

2.15 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower or a Designated Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or a Designated Borrower to, or entered into by the Borrower or a Designated Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

Notwithstanding Section 1.05, unless otherwise specified in such Letter of Credit, all references in any Letter of Credit to times of day shall be references to Local Time. No Issuing Bank shall be under any obligation to issue any Letter of Credit if: any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any loss, cost or expense which was not applicable on the Closing Date (for which such Issuing Bank is not otherwise compensated hereunder) and which such Issuing Bank in good faith deems material to it.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower or a Designated Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower or the applicable Designated Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower or the applicable Designated Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, subject to Sections 2.03(b) and 2.17, (i) the Dollar Amount of the LC Exposure shall not exceed $150,000,000, (ii) the Dollar Amount of the LC Exposure of any Issuing Bank shall not exceed the aggregate amount of its LC Commitment, and (iii) the Dollar Amount of the Total Outstandings shall not exceed the Aggregate Commitments.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date of the Committed Loans of such Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower or the applicable Designated Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower or such Designated Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower or the applicable Designated Borrower, as applicable, shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the applicable Agreed Currency not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Borrower or such Designated Borrower, as applicable, receives such notice; provided that if such LC Disbursement is denominated in U.S. Dollars and is not less than $100,000, the Borrower or the applicable Designated Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02(b) or 2.14 that such payment be financed with a Borrowing of ABR Loans or a Swingline Loan in the Dollar Amount of such LC Disbursement and, to the extent so financed, the Borrower’s or such Designated Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of ABR Loans or a Swingline Loan. If the Borrower or the applicable Designated Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower or such Designated Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower or the applicable Designated Borrower, in the same manner as provided in Section 2.02(b) with respect to Loans made by such Lender (and Section 2.10 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower or a Designated Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as applicable. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower or the applicable Designated Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s or the applicable Designated Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject a Credit Party to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, the Borrower or such Designated Borrower shall, at its option, either (x) pay the amount of any such tax requested by such Credit Party or (y) reimburse each LC Disbursement made in such Foreign Currency in U.S. Dollars, in an amount equal to the Dollar Amount of such LC Disbursement on the date such LC Disbursement is made.

(f) Obligations Absolute. The Borrower’s and each applicable Designated Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s or such Designated Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower or the applicable Designated Borrower, as applicable, to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower and each Designated Borrower to the extent permitted by applicable law) suffered by the Borrower or any Designated Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent, the Borrower or the applicable Designated Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower or such Designated Borrower, as applicable, of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower or the applicable Designated Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower or such Designated Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans (or, if such LC Disbursement is denominated in a Foreign Currency, the rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation for such Foreign Currency plus the then effective Applicable Rate with respect to Eurocurrency Rate Loans); provided that if the Borrower or such Designated Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.06(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement and resignation of an Issuing Bank. An Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower, or may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank or in accordance with Section 11.13. The Administrative Agent shall notify the Lenders of any such replacement or resignation of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower and each applicable Designated Borrower shall pay all unpaid fees accrued for the account of the replaced or resigned Issuing Bank pursuant to Section 2.07(b). From and after the effective date of any such replacement or resignation, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced or resigned Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or resigned Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower or a Designated Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower or such Designated Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash or provide a “back-to-back” letter of credit or alternative collateral as the Administrative Agent may approve in its sole discretion in good faith, equal to the LC Exposure owing by it as of such date plus any accrued and unpaid interest thereon; provided that the obligation of the Borrower or any Designated Borrower to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or such Designated Borrower described in Section 8.01(f). Such deposit shall be held by the Administrative Agent as collateral so long as any LC Exposure exists hereunder for the payment and performance of the obligations of the Borrower or such Designated Borrower, as applicable, under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s or the applicable Designated Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower or the applicable Designated Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower or each Designated Borrower, as applicable, under this Agreement; provided, however, that if prior to the acceleration of the maturity of the Loans the LC Exposure shall cease to exist, moneys in such account shall be returned to the Borrower and the applicable Designated Borrowers as provided below. If the Borrower or a Designated Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower or such applicable Designated Borrower, as applicable, within three Business Days after the earlier of (a) all Events of Default having been cured or waived or (b) the LC Exposure ceasing to exist.

2.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a);

(b) the Commitment and Outstanding Amount of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) with respect to any Lender becoming a Defaulting Lender, if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Outstanding Amounts under such Commitments plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower and the applicable Designated Borrowers shall within one Business Day following notice by the Administrative Agent, (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.15(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower or a Designated Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower or such Designated Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.07(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.07(a) and Section 2.07(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.07(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders that are Lenders and/or cash collateral will be provided by the Borrower and the applicable Designated Borrowers in accordance with Section 2.16(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are Lenders in a manner consistent with Section 2.16(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent and the Borrower and, with respect to a Lender that is a Defaulting Lender, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the relevant Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment (if any) and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

2.17 Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Rate Loan as of the date two Business Days prior to the date of such Borrowing or, if applicable, the date of conversion or continuation of any Borrowing as a Eurocurrency Rate Loan;

(b) the LC Exposure as of the date of each request for the issuance of any Letter of Credit; and

(c) all outstanding Loans and the LC Exposure on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Borrowing, Letter of Credit or LC Exposure for which a Dollar Amount is determined on or as of such day.

2.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower or a Designated Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal banking procedures applicable to arm’s length transactions, purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day immediately preceding that on which final, non-appealable judgment is given. The obligations of the Borrower or the applicable Designated Borrower in respect of any sum due to any Credit Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Credit Party of any sum adjudged to be so due in such other currency such Credit Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Credit Party in the specified currency, the Borrower or the applicable Designated Borrower, as applicable, agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Credit Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Credit Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.11, such Credit Party agrees to remit such excess to the Borrower or such Designated Borrower.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable law, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by any Loan Party. Without limiting the provisions of subsection (a) above, any Loan Party, as applicable, shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on any payments made pursuant to any Loan Document or with respect to any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that no Loan Party shall be obligated to make a payment pursuant to this Section 3.01 in respect of penalties and interest attributable to or included in any Indemnified Taxes or Other Taxes (and, for the avoidance of doubt, reasonable expenses arising therefrom or with respect thereto), if (i) such penalties, interest or expenses are attributable to the failure of the Administrative Agent or any Lender to pay amounts paid to the Administrative Agent or any Lender by any Loan Party (for Indemnified Taxes or Other Taxes) to the relevant Governmental Authority within thirty (30) calendar days after receipt of such payment from such Loan Party or (ii) such penalties, interest or expenses are attributable to the gross negligence or willful misconduct of the Administrative Agent or any Lender. A certificate as to the amount of such payment or liability delivered to the Borrower or any Designated Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Any Loan Party shall have the rights specified in Section 11.13 in respect of any Lender for whose account any Loan Party makes any payment under this Section 3.01.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes pursuant to this Section 3.01 by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent; provided that nothing in this Section 3.01(d) shall require such Loan Party to make available its tax returns.

(e) Status of Lenders.

(i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Loan Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Loan Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by any Loan Party, or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Loan Party is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed originals of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E or W-8IMY as appropriate, (iv) to the extent a Foreign Lender is not the beneficial owner, duly completed originals of Internal Revenue Service Form W-8IMY, accompanied by the applicable Internal Revenue Service forms from each beneficial owner, and (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit any Loan Party to determine the withholding or deduction required to be made. Each Lender that is a “U.S. person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and Administrative Agent duly complete originals of Internal Revenue Service Form W-9. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for any Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender has determined, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall promptly pay to such Loan Party, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case maybe, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.01(g) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable Agreed Currency in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert ABR Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower and each applicable Designated Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all affected Eurocurrency Rate Loans denominated in U.S. Dollars of such Lender to it to ABR Loans, and to repay all affected Eurocurrency Rate Loans in any other Agreed Currency, either on the last day of the Interest Period, therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The Borrower shall have the rights in respect of any such Lender specified in Section 11.13.

3.03 Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits in the applicable currency are not being offered to banks in the London interbank eurocurrency market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower, each applicable Designated Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the applicable currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower and any applicable Designated Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in such currency or, failing that, in the case of any such Loans denominated in U.S. Dollars will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e); (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made by it or any Letter of Credit or participation therein, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or (iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower or the applicable Designated Borrower, as applicable, will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that any such amount or amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrower under any other provision of this Agreement. The Borrower and each applicable Designated Borrower shall have the rights specified in Section 11.13 in respect of any Lender for whose account the Borrower or such Designated Borrower makes any payment under this Section 3.04.

(b) Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower or a Designated Borrower shall be conclusive absent manifest error. Such Lender shall also certify that it is generally charging such costs to similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender then reasonably determines to be relevant (which determination shall be made in good faith (and not on an arbitrary or capricious basis). The Borrower or the applicable Designated Borrower, as applicable, shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that neither Borrower nor any Designated Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurocurrency Rate Loans. Each of the Borrower and the applicable Designated Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan made to it equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower or such Designated Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each of the Borrower and the applicable Designated Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Loan made to it other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by it (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an ABR Loan on the date or in the amount notified by it; or (c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by it pursuant to Section 11.13; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Each of the Borrower and the applicable Designated Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower or any Designated Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower or a Designated Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to

Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04 as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower or a Designated Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. Each Loan Party’s obligations under this Article III shall survive the termination of this Agreement, the termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08 Issuing Banks. Each Issuing Bank shall be deemed to be a Lender for purposes of this Article III.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions of Closing. The obligation of each Lender to make its initial Loan and of each Issuing Bank to issue any Letters of Credit hereunder shall not become effective, and the Closing Date shall not occur, until the date on which each of the following conditions is satisfied:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower and the Subsidiary Guarantor, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each of the Borrower and the Subsidiary Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower and the Subsidiary Guarantor is duly organized, and that each of the Borrower and the Subsidiary Guarantor is validly existing, in good standing and qualified to engage in business in the States of Delaware and California;

(v) a favorable written opinion of Sidley Austin LLP, counsel to the Borrower and the Subsidiary Guarantor, addressed to the Administrative Agent and each Lender and dated as of the Closing Date, covering such matters relating to the Borrower, the Subsidiary Guarantor, this Agreement or other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require;

(vi) a certificate signed by a Responsible Officer of the Borrower (on behalf of the Borrower) certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied; and

(vii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) The Spin-off shall have been consummated prior to or shall be consummated substantially contemporaneously with the Closing Date.

(d) The Administrative Agent and the Lenders shall have received all documentation and other information as is reasonably requested by the Administrative Agent or the Lenders about the Loan Parties and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender and Issuing Bank that has signed this Agreement (and each such Lender’s or Issuing Bank’s Affiliates, successors and/or assigns) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender and Issuing Bank unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Borrowings. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V (other than the representations and warranties contained in Sections 5.05(c), 5.06(b) and 5.12 for all Borrowings other than any Borrowing occurring on the Closing Date) or any other Loan Document that are qualified by materiality shall be true and correct on and as of the date of such

Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, and the representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof), and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements delivered pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice in respect of a Borrowing submitted by the Borrower, each issuance, amendment, renewal or extension of a Letter of Credit and each Borrowing of a Swingline Loan shall be deemed to be a representation and warranty that the conditions specified in this Section 4.02 have been satisfied on and as of the date of the applicable Borrowing or issuance, amendment, renewal or extension of such Letter of Credit.

4.03 Conditions to Initial Borrowings by each Designated Borrower. The agreement of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, to any Designated Borrower hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Designated Borrower Closing Date applicable to such Designated Borrower, of the following conditions precedent:

(a) The conditions set forth in Section 4.01 shall have been satisfied prior to or concurrently with the conditions set forth in this Section 4.03 (provided that the conditions set forth in clauses (a)(iii), (iv), (v), (vi) and (vii) of Section 4.01 need only to have been satisfied as of the Closing Date) and the Borrower shall have given the Administrative Agent and to the Lenders at least 15 Business Days prior notice of such Designated Borrower Closing Date with reasonable details with respect thereto.

(b) The Administrative Agent shall have received a Joinder Agreement executed and delivered by the Borrower, the applicable Subsidiary and the Administrative Agent, providing for such Subsidiary to become a Designated Borrower.

(c) The Administrative Agent shall have received (i) a certificate of such Designated Borrower, dated such Designated Borrower Closing Date, substantially in the form of the certificates delivered by the Borrower on the Closing Date pursuant to Section 4.01(iii) and (vi), with appropriate insertions and attachments, including corporate or other applicable resolutions, other corporate or other applicable documents and certificates in respect of such Designated Borrower substantially equivalent to comparable documents delivered on the Closing Date and (ii) such other documents with respect to such Designated Borrower as the Administrative Agent or the Required Lenders shall reasonably request.

(d) The Administrative Agent shall have received a legal opinion from counsel to such Designated Borrower in form and substance reasonably satisfactory to the Administrative Agent as to relevant matters covered generally in the opinions previously delivered pursuant to Section 4.01(v) hereof and to such other matters as are customary for initial extensions of credit to a subsidiary borrower similar to the applicable Designated Borrower.

(e) After giving effect to any actions taken as contemplated by the immediately following sentence and Section 3.01(a), no Protesting Lender (as defined below) shall be a Lender hereunder and no Notice of Objection (as defined below) shall be outstanding. Any Lender that has determined in good faith that it would be subject in making Loans or issuing Letters of Credit to such Designated Borrower to any withholding Tax or Other Taxes, any regulatory or legal limitation or restriction applicable thereto or any other material financial disadvantage arising out of or attributable to the location or jurisdiction of organization of such Designated Borrower or the nature of its activities (a “Protesting Lender”) shall so notify the Borrower and the Administrative Agent in writing (such notice, the “Notice of Objection”) prior to the Designated Borrower Closing Date, and with respect to each Protesting Lender that has not withdrawn such Notice of Objection, the Borrower shall, effective on or before the Designated Borrower Closing Date replace such Protesting Lender in accordance with Section 11.13.

(f) The Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower, the Subsidiary Guarantor and each Designated Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. The Borrower, the Subsidiary Guarantor and each Designated Borrower (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower, the Subsidiary Guarantor and each Designated Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not contravene (a) the terms of any of the Borrower’s, the Subsidiary Guarantor’s or any Designated Borrower’s Organizational Documents or (b) any Law or any material contractual restriction binding on or affecting it, except, in each case referred to in clause (b), to the extent such contravention could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower, the Subsidiary Guarantor or any Designated Borrower of this Agreement or any other Loan Document other than any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower, the Subsidiary Guarantor and each Designated Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, the Subsidiary Guarantor and each Designated Borrower, enforceable against the Borrower, the Subsidiary Guarantor and each Designated Borrower in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally and to the application of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited combined balance sheet of the Borrower and its Subsidiaries dated March 31, 2015, and the related combined statements of income or operations, Stockholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 31, 2014, subject to the SEC Reports, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to enjoin or restrain the execution or delivery of this

Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as disclosed in the SEC Reports, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 Ownership of Property. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08 Taxes. As of the Closing Date the Borrower and its Subsidiaries have paid all tax liabilities, assessments and governmental charges and levies that were due and payable and that collectively are material to the Borrower and its Subsidiaries, taken as a whole, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.09 ERISA Compliance; Foreign Plans. Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect (i) each Plan is in compliance with all material provisions of ERISA, the Code and other Federal or state Laws and each Foreign Plan is in compliance with all material provisions of the laws applicable to such Foreign Plan, (ii) there are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Foreign Plan and (iii) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur.

5.10 Margin Regulations; Investment Company Act.

(a) Neither the Borrower, the Subsidiary Guarantor nor any Designated Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Neither the Borrower, the Subsidiary Guarantor nor any Designated Borrower is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.11 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender prior to the Closing Date in connection with the transactions contemplated hereby and the negotiation of this Agreement (in each case, as modified or supplemented by other information so furnished or by the SEC Reports) contains any material misstatement of fact, and no such document, when considered collectively with all other such documents and the SEC Reports, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.12 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own or possess the right to use (through express agreement or implied right), all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, domain names, trade secrets, know-how and other intellectual property rights (collectively, “IP Rights”) that are required for or used in the operation of their respective businesses, without conflict with the IP Rights of any other Person, except as (i) specified in the SEC Reports and (ii) where the failure to own or possess the right to use any such IP Right would not reasonably be expected to have a Material Adverse Effect. To the Actual Knowledge of the Borrower, no slogan, trademark, service mark, trade name, product, method, or practice now employed, or now contemplated to be employed by the Borrower or any Subsidiary, nor the conduct of their businesses, infringes upon any IP Rights held by any other Person, except (i) as specified in the SEC Reports and (ii) where such infringement would not reasonably be expected to have a Material Adverse Effect. Except as specified in the SEC Reports, no written claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.13 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, any Letter of Credit remains outstanding or any LC Disbursement shall not have been reimbursed:

6.01 Financial Statements. The Borrower shall deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, Stockholders’ Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; audited and accompanied by a report and opinion of Pricewaterhouse

Coopers LLP or other Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any, qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement.

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, Stockholders’ Equity and cash flows for such fiscal quarter and for the portion of the, Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, Stockholders’ Equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. The Borrower shall deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief accounting officer, chief financial officer, treasurer or controller of the Borrower;

(b) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary (including any Designated Borrower), or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request in connection with this Agreement; and

(c) promptly after Moody’s, S&P or Fitch shall have announced a change in the Index Debt Rating, or if any such rating agency shall cease to have an Index Debt Rating, written notice of such rating change or cessation.

Notwithstanding the foregoing, the information required to be delivered pursuant to Section 6.01(a) or (b) shall be deemed to have been delivered on the date on which such information has been posted on the Internet at www.sec.gov or such other website previously notified by the Borrower to the Administrative Agent to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices. Promptly after the Borrower’s obtaining Actual Knowledge thereof, the Borrower shall notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter, including litigation, that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c) of the occurrence of any ERISA Event or Foreign Plan Event that, when taken together with all other ERISA Events or Foreign Plan Events that have or are reasonably expected to occur, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower (on behalf of the Borrower) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Taxes. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets that collectively are material to the Borrower and its Subsidiaries, taken as a whole, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05 Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Significant Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence, except in a transaction permitted by Section 7.02, and except (other than with respect to the maintenance of the existence of each Designated Borrower and the Subsidiary Guarantor) that no Subsidiary shall be required to preserve, renew and maintain its corporate existence, if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof could not be reasonably expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) take all reasonable action to maintain the United States registrations (to the extent permitted under applicable law) of all of its registered and validly issued IP Rights, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, or the transactions permitted under Section 7.02.

6.06 Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower shall (a) maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and/or (b) retain risk through a self insurance mechanism or by agreement with an Affiliate or externally regulated vehicle for funding loss normally provided through insurance coverage carried by companies engaged in the same or similar businesses and owning similar properties.

6.08 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, (a) comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

6.09 Books and Records. The Borrower shall, and shall cause each of its Significant Subsidiaries to, maintain proper books of record and account that permit the preparation of consolidated financial statements of the Borrower materially in accordance with GAAP.

6.10 Use of Proceeds. The Borrower shall use the proceeds of the Borrowings for working capital, capital expenditures, Acquisitions and other purposes not in contravention of any Law or of any Loan Document.

6.11 Ownership of Designated Borrowers and the Subsidiary Guarantor. The Borrower shall own, directly or indirectly, all of the capital stock of each Designated Borrower and the Subsidiary Guarantor.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, any Letter of Credit remains outstanding or any LC Disbursement shall not have been reimbursed:

7.01 Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 hereto and any replacements, renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount of the obligations secured or benefited thereby is not increased at the time of such replacement, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such replacement, renewal or extension, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c) Liens for taxes, fees, assessments or other governmental charges, levies or claims not yet due or which are not delinquent beyond any period of grace or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, supplier’s or other like Liens arising in the ordinary course of business;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing Indebtedness in respect of capital leases, Synthetic Lease Obligations, purchase money obligations and other obligations (other than obligations in respect of Sale Lease-Back Transactions), the proceeds of which are used to acquire or construct fixed or capital assets or improvements with respect thereto or any refinancings, refundings, renewals, amendments or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, amendment or extension, and provided further that such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(i) Liens existing on any real property or other specific tangible assets prior to the acquisition thereof by the Borrower or existing on any such property or asset of any Person that becomes a Subsidiary, provided that (i) such Lien is not created solely in contemplation of such acquisition or such Person becoming a Subsidiary, as the case may be; (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Subsidiary; and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time of such acquisition or such Person becoming a Subsidiary, as the case may be; and any replacements, renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount of the obligations secured or benefited thereby is not increased at the time of such replacement, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such replacement, renewal or extension, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g);

(k) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts, other funds maintained with a creditor depository institution, or investment or securities accounts; provided that (i) such account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or the relevant Subsidiary in excess of those set forth by the regulations promulgated by the FRB, and (ii) such account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution with respect to otherwise unrelated obligations of the Borrower or any such Subsidiary to such depository institution;

(l) Liens arising under repurchase agreements, reverse repurchase agreements, securities lending and borrowing agreements and similar transactions;

(m) Liens arising under master netting agreements and other Swap Contracts to hedge exposure to currency and interest rate risks entered into in the ordinary course of business and not for speculative purposes;

(n) Liens arising from precautionary filings in respect of (i) operating leases and (ii) credit and cash management programs between third parties and customers of the Borrower or customers of any Subsidiary of the Borrower under which the Borrower or such Subsidiary does not have any Indebtedness;

(o) Liens arising from leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which (i) would not reasonably be expected to have a Material Adverse Effect and (ii) do not secure any Indebtedness;

(p) any interest or title of a lessor in the property (and the proceeds, accession or products thereof) subject to any operating lease, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to true leases or leases permitted hereunder;

(q) Liens to secure intercompany Indebtedness among the Borrower and its Subsidiaries in the ordinary course of business;

(r) Liens arising in connection with any Securitization, provided that such Liens do not encumber any assets other than the receivables or other assets being financed, the property securing or otherwise relating to such receivables or other assets, and the proceeds thereof;

(s) Liens solely on deposits, advances, contractual payments, including implementation allowances or escrows to or with landlords, customers or clients or in connection with insurance arrangement in the ordinary course of business;

(t) Liens encumbering property or assets under construction (and proceeds or products thereof) arising from progress or partial payments by a customer of the Borrower or its Subsidiaries relating to such property or assets;

(u) Liens arising in connection with any Sale Lease-Back Transaction, provided that (i) such Sale Lease-Back Transaction involves a lease for a term of not more than three years, (ii) such Sale Lease-Back Transaction is between the Borrower and one of its Subsidiaries, or between any of its Subsidiaries or (iii) the Borrower or any of its Subsidiaries applies an amount equal to the net proceeds of such Sale Lease-Back Transaction within 365 days after such Sale Lease-Back Transaction to any of (or a combination of) (A) the prepayment or retirement of bonds, notes, debentures or similar instruments or Indebtedness of the Borrower or a Subsidiary of the Borrower that by its terms matures more than 12 months after its creation or (B) the purchase, construction, development, expansion or improvement of properties or facilities that are used in or useful to the business of the Borrower or any of its Subsidiaries; and

(v) other Liens to secure Indebtedness or other obligations (including Liens arising in connection with any Sale Lease-Back Transaction not permitted by Section 7.01(u)) other than those described above in this Section 7.01, provided that the aggregate amount of the Indebtedness and other obligations secured by such Liens permitted by this subsection (v) shall not at any time exceed an amount equal to the greater of (x) $500,000,000 and (y) 12.5% of Consolidated Net Tangible Assets of the Borrower.

7.02 Fundamental Changes; Acquisitions. The Borrower, the Subsidiary Guarantor and each Designated Borrower shall not: (a) merge, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the assets of itself and its Subsidiaries (whether now owned or hereafter acquired), to or in favor of any Person; provided, however, that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Person may merge with or into or consolidate with the Borrower, the Subsidiary Guarantor or a Designated Borrower, if (A) any of the Borrower, the Subsidiary Guarantor or a Designated Borrower is the surviving Person or (B) if the Borrower, the Subsidiary Guarantor or the applicable Designated Borrower, as the case may be, is not the surviving Person, (x) all Obligations of the Borrower, the Subsidiary Guarantor or the applicable Designated Borrower, as the case may be, shall have been assumed by the surviving Person by operation of Law or through assumption documents satisfactory to the Administrative Agent and (y) the surviving Person shall be organized under the laws of any jurisdiction within the United States), and (ii) the Borrower, the Subsidiary Guarantor or a Designated Borrower may (A) merge into any of its Subsidiaries for the purpose of effecting a change in its state of incorporation (if all Obligations shall have been assumed by such Subsidiary by operation of

Law or through assumption documents satisfactory to the Administrative Agent), and (B) reincorporate in any other jurisdiction in the United States, but must in each case promptly notify the Administrative Agent thereof; or (b) make any Acquisition, unless at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing.

7.03 Use of Proceeds.

(a) The Borrower or any Designated Borrower shall not use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the FRB.

(b) The Borrower or any Designated Borrower will not request any Borrowing or Letter of Credit, and the Borrower or any Designated Borrower shall not use, directly or, to its knowledge, indirectly, the proceeds of any Borrowing or Letter of Credit (i) to finance an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person by the Borrower or any Designated Borrower in violation of any Anti-Corruption Laws or (ii) for the purpose of directly or, to its knowledge, indirectly, funding, financing or facilitating any activities, business or transaction by the Borrower or any Designated Borrower with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state.

7.04 Financial Covenants. The Borrower shall not permit its (a) Consolidated Interest Coverage Ratio, as determined as of the end of any fiscal quarter of the Borrower, to be less than 3.00 to 1.00 or (b) Consolidated Leverage Ratio, as determined as of the end of any fiscal quarter of the Borrower, to exceed 3.50 to 1.00; provided that clause (a) of this Section 7.04 shall cease to apply if the Borrower achieves the Release Condition Ratings, in each case with a stable or better outlook, but shall be reinstated if the Index Debt Rating of the Borrower shall be downgraded below the Release Condition Ratings.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any Designated Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) (with respect to the Borrower’s existence, the Subsidiary Guarantor’s existence or the existence of any Designated Borrower to which Loans or reimbursement obligations in respect of Letters of Credit are outstanding), or Article VII (other than Section 7.03(b)); or

(c) Other Defaults. The Borrower, the Subsidiary Guarantor or any Designated Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the receipt by the Borrower of notice from the Administrative Agent or any Lender thereof; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower, the Subsidiary Guarantor or any Designated Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (i) if not qualified by materiality, shall be incorrect in any material respect when made or deemed made, or (ii) if qualified by materiality, shall be incorrect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (“Specified Indebtedness”), after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Guarantee, or (B) fails to observe or perform any other agreement or condition relating to any Specified Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Specified Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Specified Indebtedness or the beneficiary or beneficiaries of any Specified Indebtedness constituting a Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Specified Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Specified Indebtedness to be made, prior to its stated maturity, or such Specified Indebtedness consisting of a Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount, or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and (i) the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount, and (ii) the Borrower or such Subsidiary shall fail to make payment thereof within the later to occur of five Business Days after the due date thereof and the expiration of any grace periods in such Swap Contract applicable to such payment obligation; or

(f) Inability to Pay Debts; Insolvency Proceedings, Etc. The Borrower or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or the Borrower or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower or such Significant Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to the Borrower or such Significant Subsidiary or to all or any material part of its property is instituted without the consent of the Borrower or such Significant Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against the Borrower or any Significant Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) ERISA. An ERISA Event or Foreign Plan Event shall have occurred that, when taken together with all other ERISA Events or Foreign Plan Events that have occurred, has resulted in liability of the Borrower in an aggregate amount in excess of the Threshold Amount; or

(i) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Guarantee. The guarantee contained in Article X shall cease, for any reason, to be in full force and effect or the Borrower or the Subsidiary Guarantor shall so assert.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each Designated Borrower; or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower, the Subsidiary Guarantor or any Designated Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and reimbursement obligations in respect of Letters of Credit (including to cash collateralize outstanding Letters of Credit), ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and each Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, each Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld) unless an Event of Default shall have occurred and be continuing, to appoint a successor, which shall be a Lender with an office in the United States, or an Affiliate of any such Lender with an office in the United States. Such successor Administrative Agent shall deliver to the Borrower duly completed Internal Revenue Service Form W-8, W-9, or other applicable Internal Revenue Service forms. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

ARTICLE X.

GUARANTY

10.01 Guarantee. In order to induce the Administrative Agent and the Lenders to execute and deliver this Agreement and to make or maintain the Loans, and in consideration thereof, each Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance by the Borrower and/or each Designated Borrower, as applicable, when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, and such Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Administrative Agent or by the Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Article X. The guarantee contained in this Article X, subject to Section 10.05, shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower and/or such Designated

Borrower may be free from any Obligations. For the avoidance of doubt and without any implication to the contrary, the guarantee by the Borrower and all waivers, acknowledgments and agreement by the Borrower contained in this Article X shall be limited solely to the Obligations of the Designated Borrowers.

Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Article X, it will notify the Administrative Agent and such Lender in writing that such payment is made under the guarantee contained in this Article X for such purpose. No payment or payments made by the Borrower, any Designated Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any Designated Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of such Guarantor under this Article X which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations until, subject to Section 10.05, the Obligations are paid in full and the Commitments are terminated.

10.02 No Subrogation. Notwithstanding any payment made by any Guarantor pursuant to this Article X or any set-off or application of funds of such Guarantor by the Administrative Agent or any Lender in connection with the guarantee contained in this Article X, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower and/or any Designated Borrower or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower and/or such Designated Borrower in respect of payments made by such Guarantor under this Article X, until all amounts owing to the Administrative Agent and the Lenders on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section 10.02 shall survive the term of the guarantee contained in this Article X and the payment in full of the Obligations and the termination of the Commitments and this Agreement,.

10.03 Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated under this Article X notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by such Guarantor, any demand for payment of or reduction in the principal amount of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for the guarantee contained in this Article X or any property subject thereto.

10.04 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Article X or acceptance of the guarantee contained in this Article X; the Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article X; and all dealings between the Borrower, or any Designated Borrower or any Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article X. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Guarantor, the Borrower or any Designated Borrower with respect to the Obligations. To the full extent permitted by law, the guarantee contained in this Article X shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) the legality under applicable Laws of repayment by the Borrower and/or any Designated Borrower of the Obligations or the adoption of any requirement of law purporting to render any Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by the Borrower and/or a Designated Borrower) which may at any time be available to or be asserted by such Guarantor against the Administrative Agent or any Lender, (d) any change in ownership of the Borrower and/or any Designated Borrower, any merger or consolidation of the Borrower and/or any Designated Borrower into another Person or any loss of the Borrower and/or any Designated Borrower’s separate legal identity or existence, or (e) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower, any Designated Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Obligations, or of any Guarantor under the guarantee contained in this Article X in bankruptcy or in any other instance. When the Administrative Agent or any Lender is pursuing its rights and remedies under this Article X against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower and/or any Designated Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower and/or any Designated Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower and/or any Designated Borrower or any such other

Person or of any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any liability under this Article X and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against any Guarantor.

10.05 Reinstatement. The guarantee contained in this Article X shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or such Designated Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or such Designated Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.06 Payments. Each Guarantor hereby agrees that any payments in respect of the Obligations pursuant to this Article X will be paid to the Administrative Agent without setoff or counterclaim in U.S. Dollars, at the office of the Administrative Agent specified in Section 11.02.

10.07 Independent Obligations The obligations of each Guarantor under the guarantee contained in Article X are independent of the obligations of the Borrower or any Designated Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not the Borrower or such Designated Borrower is joined in any such action or actions. Each Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or a Designated Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower or such Designated Borrower shall operate to toll the statute of limitations as to such Guarantor.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Designated Borrower therefrom, shall be effective unless in writing signed by the Required Lenders, the Borrower and each Designated Borrower, and acknowledged by the Administrative Agent, each Issuing Bank and the Swingline Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) or Section 4.03 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or LC Disbursement or any fee payable hereunder, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change Section 2.14 without the consent of the Administrative Agent and the Swingline Lender;

(g) change Section 2.15 without the consent of the Administrative Agent and each Issuing Bank;

(h) change Section 2.16 without the consent of the Administrative Agent, each Issuing Bank and the Swingline Lender;

(i) release the guaranty contained in Article X without the written consent of each Lender (other than with respect to any Designated Borrower upon termination of such Subsidiary’s designation as a Designated Borrower in accordance with Section 11.18); or

(j) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders (or, subject to the penultimate sentence of this Section 11.01, the Lenders of any class) required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender under this Agreement without the prior written consent of the Administrative Agent, each Issuing Bank or the Swingline Lender, as the case may be, in addition to the Lenders required above. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Swingline Lender, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. Notwithstanding anything to the contrary herein, (i) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans of a particular class (but not the Lenders holding Loans of any other class) or Commitments may be effected by an agreement or agreements in writing entered into by the Borrower, each Designated Borrower and the requisite percentage in interest of the affected Lenders that would be required to consent thereto under this Section 11.01 if such Lenders were the only Lenders hereunder at such time, and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: (i) if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or in the Joinder Agreement applicable thereto; provided that any Loan Party shall be notified by electronic mail of any notice sent by telecopier; and (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent and each Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (or in the case of any Loan Party, the Borrower), provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Agent Party as determined by a court of competent jurisdiction in a final non-appealable judgment; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each Loan Party and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, provided that such indemnity shall not be available as to any Indemnitee

(as defined in Section 11.04(b)) to the extent that such losses, costs, expenses and liabilities result from the gross negligence or willful misconduct of such Indemnitee. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f) Deemed Notices to Designated Borrowers. Any notice given under this Section 11.02 to the Borrower shall also be deemed notice to any Designated Borrower, and the Borrower shall be entitled to give any notice on behalf of any Designated Borrower.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Arrangers (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank, any Arranger, any Syndication Agent, any Documentation Agent or any Lender ((including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent, each Issuing Bank, the Swingline Lender, the Arrangers, the Syndication Agents and the Documentation Agents and one local counsel in each jurisdiction of organization of any Loan Party but only so long as such jurisdiction is different from the jurisdiction of organization of the Borrower (such jurisdiction, the “Applicable Jurisdiction”)(and, in the case of an actual or perceived conflict of interest where the Administrative Agent and/or its Affiliates, each Issuing Bank, the Swingline Lender, the Arrangers, the Syndication Agents and/or the Documentation Agents affected by such conflict has retained its own counsel, of another law firm acting as counsel for such Person and another local counsel in each Applicable Jurisdiction)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Issuing Bank, the Swingline Lender, the Arrangers, the Syndication Agents, the Documentation Agents each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses ((including the reasonable and documented fees, charges and disbursements of one counsel for the Indemnitees and one local counsel for the Indemnitees in each Applicable Jurisdiction)(and, in the case of an actual or perceived conflict of interest where the Indemnitees affected by such conflict have retained its own counsel, of another law firm acting as counsel for such Indemnitee and another local counsel in each Applicable Jurisdiction)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, its equity holders, affiliates or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) result from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment or (y) result from a claim brought by the Borrower against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, but without releasing the Borrower from its obligation to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), each Issuing Bank, or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment.

(e) Payments. All amounts due under this Section shall be payable not later than 30 days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of this Agreement, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that neither the Borrower nor any Designated Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender (and any attempted assignment or transfer by the Borrower or any Designated Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b)

of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Arrangers, the Syndication Agents, the Documentation Agents, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank, the Swingline Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $15,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and the last sentence of this subsection (b)(iii) and, in addition: (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) subject to the last sentence of this clause (iii), an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and (B) the consent of the Administrative Agent, each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required; provided that the consent of the Administrative Agent is not required if such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund. Notwithstanding the foregoing, if an Event of Default, other than pursuant to Section 8.01(a) or Section 8.01(f), has occurred and is continuing, no assignments will be permitted to be made without the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, other than to other Lenders, Affiliates of Lenders, Approved Funds, or other commercial banks or regulated financial institutions which are rated by (or whose direct or indirect parent are rated by) S&P, Moody’s or Fitch.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, with respect to payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, and the benefits of Sections 3.04, 3.05, and 11.04 with respect to facts and circumstances, in each case, occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall, in the absence of manifest error, be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall continue to deal solely and directly, with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) unless an Event of Default has occurred and is continuing, any such participation must be approved by the Borrower, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if an Event of Default, other than pursuant to Section 8.01(a) or Section 8.01(f), has occurred and is continuing, no participations will be permitted to be made without the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, other than to other Lenders, Affiliates of Lenders, Approved Funds, or other commercial banks or regulated financial institutions which are rated by (or whose direct or indirect parent are rated by) S&P, Moody’s or Fitch. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans, Letters of Credit or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A

Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and any Designated Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other relevant central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, each Issuing Bank, the Swingline Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) in any legal, judicial, administrative proceeding or in accordance with a judicial or other governmental order, subpoena, interrogatory, discovery request, investigative demand or other legal process or as required by applicable law or regulations (in which case the Administrative Agent, such Issuing Bank, the Swingline Lender or such Lender shall promptly notify the Borrower in writing, in advance, and give the Borrower the opportunity to seek confidential treatment of the information prior to such disclosure, to the extent permitted by law), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Securitization, swap or derivative transaction relating to the Borrower and its obligations, or any Subsidiary and its obligations, or any credit insurance provider relating to the Borrower and its Obligations, (g) with the consent of the Borrower, (h) to rating agencies or, on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank, the Swingline Lender any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or should, because of its nature, reasonably be understood to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, each Issuing Bank, the Swingline Lender and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the applicable Loan Party and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Bank, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower or any Designated Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival. All covenants, agreements, representations and warranties made by any Loan Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount or Obligation payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender determines pursuant to Section 3.02 that it is not permitted to make Eurocurrency Rate Loans, or if any Lender is a Defaulting Lender, or if any Lender declines to approve any waiver, amendment or modification of this Agreement or any Loan Document that requires approval of all Lenders pursuant to Section 11.01 or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b); (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and (d) such assignment does not conflict with applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that (except, with respect to clauses (ii) and (iii) below, as expressly set forth in any other engagement agreement between the Borrower and/or any of its Affiliates, on the one hand, and the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender or any Arranger, on the other hand): (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender nor any other Arrangers have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders or the Arrangers have advised or are currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender nor any other Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender nor any other Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the other Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the other Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

11.18 Termination of Joinder Agreements. Following written notice from the Borrower to the Administrative Agent that it wishes to terminate any Subsidiary’s designation as a Designated Borrower and upon payment in full of all Obligations of such Designated Borrower, any Joinder Agreement entered by such Designated Borrower with respect to this Agreement shall be deemed to have been terminated, and all guaranty obligations of the Borrower under Article X in respect of such Designated Borrower shall be terminated as of the date of the termination of such Joinder Agreement but subject to the second paragraph of Section 10.01.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PAYPAL HOLDINGS, INC.

By:	/s/ Anthony C. Glasby
Name: Anthony C. Glasby
Title: Treasurer

PAYPAL, INC.

By:	/s/ Anthony C. Glasby
Name: Anthony C. Glasby
Title: Treasurer

PayPal Credit Agreement Signature Page

JPMORGAN CHASE BANK, N.A., as
Administrative Agent, Issuing Bank, Swingline Lender and Lender

By:	/s/ Bruce S. Borden
Name: Bruce S. Borden
Title: Executive Director

PayPal Credit Agreement Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH,
as Issuing Bank and as a Lender

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

PayPal Credit Agreement Signature Page

BANK OF AMERICA, N.A., as Issuing Bank and as a Lender

By:	/s/ Maria Foruria
Name: Maria Foruria
Title: Vice President

PayPal Credit Agreement Signature Page

Wells Fargo Bank, N.A., as Issuing Bank and as a Lender

By:	/s/ Brian Buck
Name: Brian Buck
Title: Managing Director

PayPal Credit Agreement Signature Page

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

PayPal Credit Agreement Signature Page

BNP Paribas, as Documentation Agent and as a Lender

By:	/s/ Todd Rodgers
Name: Todd Rodgers
Title: Director

By:	/s/ Mary-Ann Wong
Name: Mary-Ann Wong
Title: Vice President

PayPal Credit Agreement Signature Page

CITIBANK, N.A., as a Lender

By:	/s/ Sean Klimchalk
Name: Sean Klimchalk
Title: Vice President

PayPal Credit Agreement Signature Page

HSBC Bank USA, National Association, as a Lender

By:	/s/ David Wagstaff
Name: David Wagstaff
Title: Managing Director, Global Banking

PayPal Credit Agreement Signature Page

The Bank of Nova Scotia, as a Lender

By:	/s/ Winston Lau
Name: Winston Lua
Title: Director

PayPal Credit Agreement Signature Page

BARCLAYS BANK PLC, as a Lender

By:	/s/ Samuel Coward
Name: Samuel Coward
Title: Vice President

PayPal Credit Agreement Signature Page

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

PayPal Credit Agreement Signature Page

Morgan Stanley Bank, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

PayPal Credit Agreement Signature Page

Westpac Banking Corporation as a Lender

By:	/s/ Richard Yarnold
Name: Richard Yarnold
Title: Director

PayPal Credit Agreement Signature Page

DBS Bank Ltd, as a Lender

By:	/s/ Santanu Mitra
Name: Santanu Mitra
Title: Senior Vice President

PayPal Credit Agreement Signature Page

National Australia Bank Limited, as a Lender

By:	/s/ Courtney Cloe
Name: Courtney Cloe
Title: Director, Head of Client Coverage Americas

PayPal Credit Agreement Signature Page

HSBC Bank USA, National Association, as a Lender

By:	/s/ Charles Ong
Name: Charles Ong
Title: General Manager

PayPal Credit Agreement Signature Page

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Mark Gronich
Name: Mark Gronich
Title: Authorized Signatory

PayPal Credit Agreement Signature Page

The Royal Bank of Scotland, as a Lender

By:	/s/ Tyler J. McCarthy
Name: Tyler J. McCarthy
Title: Director

PayPal Credit Agreement Signature Page

Standard Chartered Bank, as a Lender

By:	/s/ Felipe Macia
Name: Felipe Macia A2789
Title: Managing Director, Syndications, Americas

By:	/s/ Hsing H. Huang
Name: Hsing Huang
Title: Associate Director

PayPal Credit Agreement Signature Page

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$175,000,000	8.75%
Deutsche Bank AG New York Branch	$175,000,000	8.75%
Bank of America, N.A.	$175,000,000	8.75%
Wells Fargo Bank, National Association	$175,000,000	8.75%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$125,000,000	6.25%
BNP Paribas	$125,000,000	6.25%
Citibank, N.A.	$125,000,000	6.25%
HSBC Bank USA, National Association	$125,000,000	6.25%
The Bank of Nova Scotia	$88,000,000	4.40%
Barclays Bank PLC	$88,000,000	4.40%
Goldman Sachs Bank USA	$88,000,000	4.40%
Morgan Stanley Bank, N.A.	$88,000,000	4.40%
Westpac Banking Corporation	$88,000,000	4.40%
DBS Bank Ltd	$60,000,000	3.00%
National Australia Bank Limited	$60,000,000	3.00%
Oversea-Chinese Banking Corporation Limited, Los Angeles Agency	$60,000,000	3.00%
Royal Bank of Canada	$60,000,000	3.00%
The Royal Bank of Scotland plc	$60,000,000	3.00%
Standard Chartered Bank	$60,000,000	3.00%
Total	$2,000,000,000	100.00%

1

Schedule 2.01

SCHEDULE 7.01

EXISTING LIENS

1. None.

1

Schedule 7.01

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER OR ANY DESIGNATED BORROWER:

PayPal Holdings, Inc.

2211 N. First Street

San Jose, CA 95125-5905

Attention: Anthony Glasby

Telephone: (408) 967-5488

Telecopier: (408) 967-9918

Electronic Mail: tglasby@paypal.com with a copy to mvance@paypal.com

With a copy to:

PayPal Holdings, Inc.

2145 Hamilton Avenue

San Jose, CA 95125-5905

Attention: General Counsel

Telecopier: (408) 376-7514

With a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Anny C. Huang

Telephone: (312) 853-2933

Telecopier: (312) 853-7036

Electronic Mail: ahuang@sidley.com

1

Schedule 11.02

ADMINISTRATIVE AGENT, ISSUING BANKS AND SWINGLINE LENDER:

Administrative Agent’s/Swingline Lender’s/Issuing Bank’s Office

JPMorgan Chase Bank

Loan and Agency Services Group

500 Stanton Christiana Road, Ops 2, Floor 3

Newark, Delaware 19713

Attention: Neer Reibenbach

Telephone: 302-634-1678

Telecopier: 302-634-3301

Electronic Mail (which notices must be sent in .pdf format): 12012443629@tls.ldsprod.com,

with a copy to: neer.reibenbach@jpmorgan.com

Account Name: LS2 Incoming Account.

Account No.: 9008113381H3707

Ref: PayPal Holdings, Inc.

Attention: Neer Reibenbach

ABA#: 021000021

With a copy to:

JPMorgan Chase Bank

383 Madison Avenue, 24th Floor

New York 10179

Attention: Bruce Borden

Telephone: 212-270-5799

Electronic Mail: bruce.s.borden@jpmorgan.com

If such notice relates to a Eurocurrency Rate Loan denominated in a Foreign Currency, to:

London Administrative Office

J.P. Morgan Europe Limited

Loans Agency 6th floor

25 Bank Street, Canary Wharf

London E145JP

United Kingdom

Attention: Loans Agency

Facsimile: +44 20 7777 2360

Email: Loan_and_agency_London@jpmorgan.com

With a copy to:

JPMorgan Chase Bank

383 Madison Avenue, 24th Floor

New York 10179

Attention: Bruce Borden

Telephone: 212-270-5799

Electronic Mail: bruce.s.borden@jpmorgan.com

2

Schedule 11.02

Issuing Bank’s Office

Deutsche Bank AG New York Branch

5022 Gate Parkway, Suite 100,

Jacksonville, FL 32256

Attention: Karthik Krishnan

Telephone: 904-520-5449

Telecopier: 866-240-3622

Electronic Mail: Loan.admin-Ny@db.com

Account Name: Bankers Trust Company Americas

Account No.: 60200119

Ref: PayPal Holdings, Inc.

Attention: Non Agency

ABA#: 021001033

Bank of America, N.A.

901 Main Street TX1-492-64-01

Dallas, TX 75202

Attention: Vivek Asthana

Telephone: 415-436-3683 Ext 83752

Telecopier: 312-453-2307

Electronic Mail: vivek.k.asthana@bankofamerica.com

Account Name: Bilateral Clearing

Account No.: 004426457864

Ref: PAYPAL HOLDINGS INC

Attention: Vivek Asthana

ABA#: 026009593

With a copy to:

Bank of America, N.A.

901 Main Street TX1-492-64-01

Dallas, TX 75202

Attention: Marie Foruria

Telephone: 214-209-2032

Electronic Mail: Marie.foruria@baml.com

Wells Fargo Bank, National Association

1700 Lincoln St

Denver, CO 80203

Attention: James Carpinelli

Telephone: 3038635357

Telecopier: 8662698331

Electronic Mail: DENLNSVMemberNotices@wellsfargo.com

Account Name: WLS Denver

Account No.: 00029694050720

Ref: PayPal Holdings Inc

ABA#: 121000248

3

Schedule 11.02

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: July 17, 2015

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit and Guarantee Agreement, dated as of July 17, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among PayPal Holdings, Inc., a Delaware corporation (the “Borrower”), PayPal, Inc., a Delaware corporation, the Designated Borrowers from time to time parties thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Committed Loans	☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of: .
[Type	of Committed Loan requested]

4.	Denominated in: .
[Agreed	Currency]

5.	For Eurocurrency Rate Loans: with an Interest Period of months.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

[PAYPAL HOLDINGS, INC.][DESIGNATED BORROWER]

By:
Name:
Title:

A-1

Form of Committed Loan Notice

EXHIBIT B

FORM OF NOTE

July 17, 2015	$[ ]

FOR VALUE RECEIVED, the undersigned (the “[Designated] Borrower”) hereby promises to pay to [                    ] or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the [Designated] Borrower under that certain Credit and Guarantee Agreement, dated as of July 17, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among [PayPal Holdings, Inc., as Borrower][the Borrower], PayPal, Inc., the Designated Borrowers from time to time parties thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The [Designated] Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the applicable Agreed Currency in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The [Designated] Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

(Remainder of Page Intentionally Left Blank)

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[PAYPAL HOLDINGS, INC.] [DESIGNATED BORROWER]

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made by

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit and Guarantee Agreement, dated as of July 17, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among PayPal Holdings, Inc., a Delaware corporation (the “Borrower”), PayPal, Inc., a Delaware corporation, the Designated Borrowers from time to time parties thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant to the extent required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, Stockholders’ Equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. To the best knowledge of the undersigned:

[select one:]

[during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

Form of Compliance Certificate

[during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

3. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as

of                                         ,                     .

PAYPAL HOLDINGS, INC.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.04(a) — Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on Statement Date (“Subject Period”):	$

	1.	Consolidated Net Income for Subject Period:	$

	2.	Interest expense for Subject Period:	$

	3.	Depreciation and amortization expense (including amortization or impairment of Intangible Assets for Acquisitions or Dispositions) for Subject Period:	$

	4.	Income tax expense for Subject Period:	$

	5.	Non-cash charges or expenses related to equity plans or equity awards for Subject Period:	$

	6.	Payroll taxes on exercise of stock options or vesting of restricted stock units or other equity awards for Subject Period:	$

	7.	Impairment of goodwill for Subject Period:	$

	8.	Extraordinary losses from Acquisitions or Dispositions for Subject Period:	$

	9.	Transaction expenses from Acquisitions and Dispositions for Subject Period:	$

	10.	Non-cash restructuring charges and other non-cash exit and disposal costs[1]:	$

	11.	Extraordinary gains from Acquisitions and Dispositions for Subject Period:	$

	12.	Reversals of non-cash restructuring charges and other non-cash exit and disposal costs:	$

1	There shall be a subtraction from Consolidated EBITDA when cash payments in respect of such restructuring charges and exit and disposal costs are made.

Form of Compliance Certificate

	13.		Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10 - 11 - 12):	$

	B.		Consolidated Interest Expense for Subject Period:	$

	C.		Consolidated Interest Coverage Ratio as of Statement Date (Line I.A.13 ÷ Line I.B):

		(i)	Minimum permitted:		3.00 to 1.00

		(ii)	Covenant Compliance?[1]		YES / NO / N/A

II.	Section 7.04(b) — Consolidated Leverage Ratio.

	A.		Consolidated Total Debt as of Statement Date:	$

	B.		Consolidated Leverage Ratio as of Statement Date (Line II.A ÷ Line I.A.13):

		(i)	Maximum permitted:		3.50 to 1.00

		(ii)	Covenant Compliance?		YES / NO

[1]	Covenant to comply with the Consolidated Interest Coverage Ratio shall cease to apply if the Borrower achieves the Release Condition Ratings, in each case with a stable or better outlook, but shall be reinstated if the Index Debt Rating of the Borrower shall be downgraded below the Release Condition Ratings.

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended

Consolidated Net Income
+ interest expense
+ depreciation and amortization expense (including amortization or impairment of Intangible Assets for Acquisitions or Dispositions)
+ income tax expense
+ non-cash charges or expenses relating to equity plans or equity awards
+ payroll taxes on exercise of stock options or vesting of restricted stock units or other equity awards
+ impairment of goodwill:
+ extraordinary losses from Acquisitions and Dispositions:
+ transaction expenses from Acquisitions and Dispositions:

Form of Compliance Certificate

+ non-cash restructuring charges and other non-cash exit and disposal costs[2]:
- extraordinary gains from Acquisitions and Dispositions:
- reversals of non-cash restructuring charges and other non-cash exit and disposal costs:
= Consolidated EBITDA

[2]	There shall be a subtraction from Consolidated EBITDA when cash payments in respect of such restructuring charges and exit and disposal costs are made.

Form of Compliance Certificate

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit and Guarantee Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: PayPal Holdings, Inc.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

Form of Assignment and Assumption

5.	Credit Agreement: Credit and Guarantee Agreement, dated as of July 17, 2015, among PayPal Holdings, Inc., PayPal, Inc., the Designated Borrowers from time to time parties thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest[s]

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]3 Accepted:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.
[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][4]

PAYPAL HOLDINGS, INC.

By:
Title:

[NAME OF ANY OTHER RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

PAYPAL HOLDINGS, INC. CREDIT AND GUARANTEE AGREEMENT

DATED AS OF July 17, 2015

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT E

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guarantee Agreement dated as of July 17, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Borrower”), PayPal, Inc., a Delaware corporation, the Designated Borrowers from time to time parties thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

U.S. Tax Compliance Form of Tax Certificate

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guarantee Agreement dated as of July 17, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Borrower”), PayPal, Inc., a Delaware corporation, the Designated Borrowers from time to time parties thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

U.S. Tax Compliance Form of Tax Certificate

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guarantee Agreement dated as of July 17, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Borrower”), PayPal, Inc., a Delaware corporation, the Designated Borrowers from time to time parties thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

U.S. Tax Compliance Form of Tax Certificate

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guarantee Agreement dated as of July 17, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Borrower”), PayPal, Inc., a Delaware corporation, the Designated Borrowers from time to time parties thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

U.S. Tax Compliance Form of Tax Certificate

EXHIBIT F

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of             , 201     (this “Joinder Agreement”), among                      (the “Subsidiary”), PAYPAL HOLDINGS, INC., a Delaware corporation (the “Borrower”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Credit and Guarantee Agreement, dated as of July 17, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), by and among the Borrower, PayPal, Inc., the Designated Borrowers from time to time parties thereto the Lenders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, the parties to this Joinder Agreement wish to add the Subsidiary as the Designated Borrower to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to Section 4.03(b) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. The Subsidiary hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to:

(a) join the Credit Agreement as a Designated Borrower;

(b) be bound by all covenants, agreements and acknowledgments attributable to the Designated Borrower in the Credit Agreement; and

(c) perform all obligations and duties required of it by the Credit Agreement.

2. The Subsidiary hereby represents and warrants that the representations and warranties with respect to it contained in Article V of the Credit Agreement or which are contained in any certificate furnished by or on behalf of it are true and correct on the date hereof.

3. The address and jurisdiction of organization of the Subsidiary is set forth below:

Address

Attn:
Telecopy:
Telephone:
Jurisdiction
of organization:

F-1

Joinder Agreement

4. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

E-2

U.S. Tax Compliance Form of Tax Certificate

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered in New York, New York by its proper and duly authorized officer as of the day and year first above written.

[DESIGNATED BORROWER],
as the Designated Borrower

By:
Name:
Title:

PAYPAL HOLDINGS, INC., as the Borrower

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

E-3

U.S. Tax Compliance Form of Tax Certificate